Exhibit 99.1

May 5, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for FMC Technologies, Inc. Savings and Investment Plan (the Plan) and, under the date of June 18, 2004, we reported on the financial statements of the Plan as of and for the years ended December 31, 2003 and 2002. On May 5, 2005, we declined to stand for reelection as principal accountants. We have read FMC Technologies, Inc. Savings and Investment Plan’s statements included under Item 4.01 of its Form 8-K dated May 5, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Plan’s statements that (i) the change was approved by the audit committee of FMC Technologies, Inc., and (ii) Grant Thornton LLP was not consulted regarding any of the matters or events set forth in Item 304 (a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP